EXHIBIT 99.1

Bovie Medical Corporation Reports Second Quarter 2017 Financial Results and
Reaffirms Fiscal Year 2017 Financial Outlook
Advanced Energy Sales increased 137% year-over-year in Second Quarter 2017, driven by strong J-Plasma® sales.

CLEARWATER, FL — AUGUST 2, 2017 - Bovie Medical Corporation (NYSEMKT:BVX) (the "Company"), a maker of medical devices and supplies and the developer of J-Plasma®, a patented new surgical product, today reported financial results for its second fiscal quarter ended June 30, 2017.

Second Quarter 2017 Financial Summary:

•	Total Q2 revenue of $9.8 million, up 5.4% year-over-year.

◦	Advanced Energy revenue increased 137% year-over-year to $1.8 million, driven by strong J-Plasma® sales

◦	Domestic Q2 revenue of $8.7 million, up 12.3% year-over-year.

◦	International Q2 revenue of $1.1 million, down 29.1% year-over-year.

•	Net loss of $1.3 million for the three months ended June 30, 2017, compared to a net loss of $0.5 million in the comparable period last year.

Second Quarter Operating Highlights:

•
On May 8, 2017, the Company announced it had received 510K clearance from the FDA for a new J-Plasma® Precise Flex handpiece. The J-Plasma® Precise Flex handpiece is designed to be used in robotic-assisted procedures including those with Intuitive Surgical’s da Vinci Surgical System. The J-Plasma® Precise Flex includes Bovie Medical’s Cool-Coag™ technology that combines the unique benefits of J-Plasma®, namely increased precision with minimal thermal spread, with standard monopolar coagulation and helium spray coagulation capabilities, all in one handpiece.

Management Comments:

“We are excited by our commercial performance during the second quarter, which was marked by growth in our key business segments,” said Robert L. Gershon, Chief Executive Officer. “We reported strong sales growth in both our Advanced Energy and Core business segments, which increased 137% and 9% respectively during the quarter, which was partially offset by a decrease in sales within our OEM business segment.”

“Following a slower start to the year, we were pleased to see strong growth in sales of our J-Plasma® products during the second quarter, which was primarily driven by sales of generators to new plastic surgeon customers and increased hand piece sales in surgical oncology. While we remain in the early stages of driving J-Plasma® sales into our target markets of plastic surgery and surgical oncology, we are encouraged by the consistently positive feedback that we have received from our new customers and continue to believe that the features and benefits of this innovative technology are resonating well within these two areas of the surgeon community. In addition to our commercial progress, we were also pleased to continue delivering upon our commitment to new product innovation in our advanced energy business by obtaining FDA 510(k) clearance for our new J-Plasma® Precise Flex handpiece, which is designed for use in robotic-assisted surgery.”

Mr. Gershon continued: “In light of our recent performance, we are reaffirming our 2017 total revenue guidance.”

Second Quarter 2017 Results:

The following tables represent revenue by reportable segment and by product line:

	Three Months Ended June 30,		Increase/Decrease		Six Months Ended June 30,		Increase/Decrease
(In thousands)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Core	$7,488	$6,881	$607	8.8%	$14,263	$13,359	$904	6.8%
OEM	498	1,648	(1,150)	(69.8)%	1,505	2,589	(1,084)	(41.9)%
Advanced Energy	1,813	766	1,047	136.7%	2,420	1,122	1,298	115.7%
Total	$9,799	$9,295	$504	5.4%	$18,188	$17,070	$1,118	6.5%

	Three Months Ended June 30,		Increase/Decrease		Six Months Ended June 30,		Increase/Decrease
(In thousands)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Electrosurgical	$6,206	$5,078	$1,128	22.2%	$11,536	$9,330	$2,206	23.6%
Cauteries	1,873	1,720	153	8.9%	3,528	3,554	(26)	(0.7)%
Lighting	948	800	148	18.5%	1,393	1,306	87	6.7%
Other	772	1,697	(925)	(54.5)%	1,731	2,880	(1,149)	(39.9)%
Total	$9,799	$9,295	$504	5.4%	$18,188	$17,070	$1,118	6.5%

Total revenue growth in the second quarter of 2017 was driven by a 136.7% increase in Advanced Energy sales and an 8.8% increase in Core sales, offset partially by a 69.8% decrease in OEM sales. The largest product line contributor to total revenue growth in the second quarter of 2017 was a 22.2% increase in sales of electrosurgical products, driven primarily by Advanced Energy generator sales. Advanced Energy segment sales, nearly all of which are from sales of J-Plasma products, increased approximately $1.0 million to $1.8 million, or 136.7% year-over-year, compared to approximately $0.8 million last year. By product line, sales of electrosurgical, cauteries, lighting and other products represented 63%, 19%, 10% and 8% of total revenue, respectively, for the three months ended June 30, 2017. The OEM sales year-over-year was a result of revised production demand from customers and timing of initial production based on product clearance delays.

	Three Months Ended June 30,		Increase/Decrease		Six Months Ended June 30,		Increase/Decrease
(In thousands)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Domestic	$8,708	$7,757	$951	12.3%	$15,700	$14,372	$1,328	9.2%
International	1,091	1,538	(447)	(29.1)%	2,488	2,698	(210)	(7.8)%
Total	$9,799	$9,295	$504	5.4%	$18,188	$17,070	$1,118	6.5%

Total revenue for second quarter 2017 increased $0.5 million, or 5.4%, to $9.8 million, compared to $9.3 million in the second quarter of 2016. Revenue in the United States increased $1.0 million, or 12.3% year-over-year, to $8.7 million, and international revenue decreased $0.4 million, or 29.1% year-over-year, to $1.1 million. The change in international revenue in the second quarter of 2017 was driven by a significant tender in the Core segment which benefitted international revenue results last year and did not recur in the second quarter of 2017.

Gross profit for the second quarter of 2017 increased $0.3 million, or 7.3% year-over-year, to $5.0 million, compared to $4.7 million for second quarter 2016. Gross margin increased approximately 90 basis points year-over-year to 51.5% for the second quarter of 2017, compared to 50.6% last year. The increase in gross margins was attributed to higher margins in the Advanced Energy segment, driven by higher volume and pricing mix on generator sales, as well as higher margins in the Company’s Core segment, due to an improved product and pricing mix. The overall increase in margins was partially offset by lower margins in the Company’s OEM business segment, due to a one time order that occurred during the comparable period last year.

Operating expenses for second quarter 2017 increased $1.1 million, or 21.8% year-over-year, to $6.3 million, compared to $5.2 million for second quarter 2016. The increase in operating expenses was primarily driven by a $0.9 million increase in selling, general and administrative expenses over the comparable period last year.

Loss from operations for the second quarter of 2017 was $1.3 million, compared to a loss from operations of $0.5 million for the comparable period last year.

Net loss attributed to common shareholders for the second quarter of 2017 was $1.3 million, or $0.04 per diluted share, compared to a loss of $0.5 million, or $0.02 per diluted share, for the second quarter of 2016.

As of June 30, 2017, the Company had cash of $11.1 million as compared to $15.2 million as of December 31, 2016. The Company had working capital of $18.5 million as of June 30, 2017 as compared to $21.3 million as of December 31, 2016.

Six Months 2017 Results:

Total revenue for the six months ended June 30, 2017 increased $1.1 million, or 6.5%, to $18.2 million, compared to $17.1 million in the six months ended June 30, 2016. Total revenue growth was driven by a 115.7% increase in Advance Energy sales and a 6.8% increase in Core sales, and was partially offset by a 41.9% decrease in OEM sales.

Net loss attributed to common shareholders for the six months ended June 30, 2017 was $3.0 million, or $0.10 per diluted share, compared to a loss of $2.5 million, or $0.09 per diluted share, for six months ended June 30, 2016.

2017 Outlook:

For the fiscal year 2017, the Company expects:

•	Total revenue in the range of $38.3 million to $40.3 million, representing growth of 5% to 10% year-over-year, compared to total revenue of $36.6 million in fiscal year 2016.

▪	The Company expects total revenue growth to be driven by:

◦	Core sales growth in the range of approximately 5% to 11% year-over-year, as compared to growth in the range of approximately 4% to 8% year-over-year previously,

◦	Advanced Energy sales growth in the range of approximately 90% to 95% year-over-year, as compared to growth in the range of approximately 60% to 80% year-over-year previously,

◦	OEM sales decline in the range of approximately 50% to 55% year-over-year, as compared to declines in the range of approximately 25% to 35% year-over-year previously.

•	Adjusted EBITDA loss in a range of $1.2 million to $1.4 million, compared to Adjusted EBITDA loss of $2.2 million in fiscal year 2016.

Conference Call Details:

Management will host a conference call at 4:30 p.m. Eastern Time on August 2, 2017 to discuss the results of the quarter and host a question and answer session. To listen to the call by phone, interested parties within the U.S. may dial 844-507-6493 (or 647-253-8641 for international callers) and provide access code 51614469. Participants should ask for the Bovie Medical Corporation Call. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and at:
https://event.on24.com/wcc/r/1462925/FFFEFCC2DEDC4963062FDE9C9430032A

A telephonic replay will be available approximately two hours after the end of the call through August 16, 2017. The replay can be accessed by dialing 800-585-8367 for U.S. callers or 416-621-4642 for International callers and using the replay access code: 51614469. The webcast will be archived on the Investor Relations section of the Company's website.

Investor Relations Contact:

Westwicke Partners on behalf of Bovie Medical Corporation
Mike Piccinino, CFA
443-213-0500
investor.relations@boviemed.com

About Bovie Medical Corporation:

Bovie Medical Corporation is a leading maker of medical devices and supplies as well as the developer of J-Plasma®, a patented plasma-based surgical product for cutting, coagulation and ablation of soft tissue. J-Plasma® utilizes a helium ionization process to produce a stable, focused beam of plasma that provides surgeons with greater precision, minimal invasiveness and an absence of conductive currents through the patient during surgery. The new J-Plasma® handpieces with Cool-Coag™ technology deliver the precision of helium plasma energy, the power of traditional monopolar coagulation and the efficiency of plasma beam coagulation - enabling thin-layer ablation and dissection and fast coagulation with a single instrument, minimizing instrument exchange and allowing a surgeon to focus on their patient and their procedures. With Cool-Coag technology, the new J-Plasma handpieces can deliver three distinctly different energy modalities - further increasing the utility and versatility of the J-Plasma system. Bovie Medical Corporation is also a leader in the manufacture of a range of electrosurgical products and technologies, marketed through both private labels and the Company’s own well-respected brands (Bovie®, IDS™ and DERM™) to distributors worldwide. The Company also leverages its expertise through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company’s current and new products, please refer to the Investor Relations section of Bovie Medical Corporation at www.boviemed.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company's filings with the Securities and Exchange Commission including the Company's Report on Form 10-K for the year ended December 31, 2016 and subsequent Form 10-Q filings. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

BOVIE MEDICAL CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Sales	$9,799	$9,295	$18,188	$17,070
Cost of sales	4,757	4,595	8,920	9,048
Gross profit	5,042	4,700	9,268	8,022
Other costs and expenses:
Research and development	696	592	1,405	1,259
Professional services	480	396	870	753
Salaries and related costs	2,243	2,200	4,703	4,300
Selling, general and administrative	2,929	2,022	5,333	4,213
Total other costs and expenses	6,348	5,210	12,311	10,525
Loss from operations	(1,306)	(510)	(3,043)	(2,503)
Interest expense, net	(36)	(50)	(67)	(88)
Change in fair value of derivative liabilities	38	41	126	128
Total other income (loss), net	2	(9)	59	40
Loss before income taxes	(1,304)	(519)	(2,984)	(2,463)
Income tax expense	4	—	9	—
Net loss	$(1,308)	$(519)	$(2,993)	$(2,463)

Loss per share
Basic	$(0.04)	$(0.02)	$(0.10)	$(0.09)
Diluted	$(0.04)	$(0.02)	$(0.10)	$(0.09)

Weighted average number of shares outstanding - basic	30,860	27,051	30,860	27,051
Weighted average number of shares outstanding - dilutive	30,860	27,051	30,860	27,051

BOVIE MEDICAL CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except share and per share data)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$10,292	$14,456
Restricted cash	779	779
Trade accounts receivable, net of allowance of $186 and $118	4,929	4,733
Inventories, net	7,582	6,158
Prepaid expenses and other current assets	538	413
Total current assets	24,120	26,539
Property and equipment, net	6,240	6,449
Brand name and trademark	1,510	1,510
Purchased technology and license rights, net	217	215
Goodwill	185	185
Deposits	66	109
Other assets	218	103
Total assets	$32,556	$35,110

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,077	$1,606
Accrued payroll	416	419
Accrued vacation	375	404
Current portion of mortgage note payable	239	239
Accrued and other liabilities	2,511	2,604
Total current liabilities	5,618	5,272
Mortgage note payable, net of current portion	2,575	2,694
Note payable	140	140
Deferred rents	11	14
Deferred tax liability	564	564
Derivative liabilities	77	203
Total liabilities	8,985	8,887
STOCKHOLDERS' EQUITY
Series B convertible preferred stock, $0.001 par value; 3,588,139 authorized and 975,639 issued and outstanding as of June 30, 2017 and December 31, 2016	1	1
Common stock, $0.001 par value; 40,000,000 shares authorized; 31,002,832 issued and 30,859,753 outstanding as of June 30, 2017 and December 31, 2016	31	31
Additional paid-in capital	49,966	49,625
Accumulated deficit	(26,427)	(23,434)
Total stockholders' equity	23,571	26,223
Total liabilities and stockholders' equity	$32,556	$35,110

BOVIE MEDICAL CORPORATION RECONCILIATION OF GAAP NET INCOME/(LOSS) RESULTS TO NON-GAAP ADJUSTED EBITDA/(LOSS) (Unaudited) (In thousands)

Use of Non-GAAP Financial Measures

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measures in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income/(loss) (GAAP) plus income tax expense, interest expense, net, depreciation and amortization, stock-compensation expense, and changes in value of derivative liabilities.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss GAAP Basis	$(1,308)	$(519)	$(2,993)	$(1,944)
Interest expense, net	36	50	67	88
Income tax expense	4	—	9	—
Depreciation and amortization	178	173	356	355
Stock based compensation	182	184	341	360
Change in fair value of derivative liabilities	(38)	(41)	(126)	(128)
Adjusted EBITDA	(946)	(153)	(2,346)	(1,269)

The following unaudited table presents a reconciliation of net loss to Adjusted EBITDA for our 2017 guidance:

Year Ended
2017
Net loss GAAP Basis	$(2,900)
Interest expense, net	145
Income tax expense	—
Depreciation and amortization	720
Stock based compensation	720
Change in fair value of derivative liabilities	—
Adjusted EBITDA	(1,315)

The reconciliation assumes the mid-point of the Adjusted EBITDA loss range and the midpoint of each component of the reconciliation, corresponding to guidance of $1.2 million to $1.4 million for 2017.